Exhibit 16

                         Milbank, Tweed, Hadley & McCloy
                             1 Chase Manhattan Plaza
                            New York, New York 10005

                                  May 27, 1997



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

              Re:    Central and South West Corporation, et al.
                     Certificate of Notification to Form U-1
                     Application-Declaration(File No. 70-8979)

Ladies and Gentlemen:

                  We refer to the Form U-1 Application-Declaration, as amended (the "Application"), and the Certificate of Notification thereto, under the Public Utility Holding Company Act of 1935, as amended (the "1935 Act"), filed by Central and South West Corporation ("CSW"), a Delaware corporation and a registered holding company, and Central Power and Light Company ("CPL"), Public Service Company of Oklahoma ("PSO"), Southwestern Electric Power Company ("SWEPCO") and West Texas Utilities Company ("WTU"). CPL, PSO, SWEPCO and WTU are sometimes hereinafter referred to as the "Operating Subsidiaries". The Certificate of Notification relates to (i) the issuances by CPL, PSO and SWEPCO of unsecured junior subordinated debentures ("Debentures") and indirectly through a newly-established trust, tax-advantaged, preferred securities ("Preferred Securities"), pursuant to an Indenture, as supplemented (the "Indenture") and an Amended and Restated Trust Agreement (the "Trust Agreement"), respectively, and certain guarantees in relation to such issuances (the "Guarantees"), (ii) the solicitation of proxies from the preferred and common shareholders of the Operating Subsidiaries by the Operating Subsidiaries to remove unsecured debt limitations in the Operating Subsidiaries' charters (the "Solicitations") and (iii) the purchase by CSW of shares of certain series of preferred stock of the Operating Subsidiaries pursuant to cash tender offers made by CSW (the "Offers"), all as set forth in the Application and the Certificate of Notification (the "Transactions"). The Preferred Securities were issued in each instance, by a Delaware statutory business trust (each a "Trust," and together the "Trusts"), the common interests of which were acquired by the respective Operating Subsidiary. We have acted as counsel for CSW and the Operating Subsidiaries and, as such counsel, we are familiar with the corporate proceedings taken by CSW and the Operating Subsidiaries in connection with the Transactions as described in the Application and the Certificate of Notification.

                  We have examined originals, or copies certified to our satisfaction, of such corporate records of CSW and the Operating Subsidiaries, certificates of public officials, certificates of officers and representatives of CSW and the Operating Subsidiaries and other documents as we have deemed it necessary to require as a basis for the opinions hereinafter expressed. In such examination we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies. As to various questions of fact material to such opinions we have, when relevant facts were not independently established, relied upon certificates by officers of CSW and the Operating Subsidiaries and other appropriate persons and statements contained in the Application.

                  Based  upon  the   foregoing,   and  having  regard  to  legal
considerations which we deem relevant, we are of the opinion that:

                  1. CSW, the Operating Subsidiaries and the Trusts are validly organized and duly existing under the laws of the jurisdictions of their organization.

                  2. All state laws applicable to the issuances of the Debentures, the Preferred Securities, the Guarantees, the Solicitations and the Offers have been complied with (other than so-called "blue-sky" or state securities laws as to which we express no opinion).

                  3. The Debentures and the Guarantees issued by CPL, PSO and SWEPCO are valid and binding obligations of the respective Operating Subsidiary in accordance with their terms, subject, as to enforcement, to bankruptcy, insolvency, reorganization, moratorium or other similar laws of general applicability relating to or affecting the enforcement of creditors' rights generally and to the effects of general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law), including without limitation (a) the possible unavailability of specific performance, injunctive relief or any other equitable remedies and (b) concepts of materiality, reasonableness, good faith and fair dealing.

                  4. The Preferred Securities are valid and binding obligations of the Trusts in accordance with their terms, subject to the qualifications stated in paragraph 3 above.

                  5. CSW lawfully acquired the shares of the Operating Subsidiaries' preferred stock tendered pursuant to the Offers.

                  6. The Operating Subsidiaries lawfully acquired from CSW the shares of preferred stock acquired by CSW pursuant to the Offers.

                  7. Each of CPL, PSO and SWEPCO lawfully acquired the common interests of their respective Trust.

                  8. The consummation by CSW, the Operating Subsidiaries and the Trusts of the Transactions did not violate the legal rights of the holders of any securities issued by CSW or the Operating Subsidiaries or any "associate" company, as such term is defined in the 1935 Act, thereof.

                  9. The Transactions, as described in the Application and the Certificate of Notification, have been carried out in accordance with the terms and conditions of the Application.

                  In rendering the opinions hereinabove expressed, we have relied upon opinions of other counsel to CSW and the Operating Subsidiaries who are qualified to practice in jurisdictions pertaining to the transactions described above in which we are not admitted to practice. We do not express any opinion as to matters governed by any laws other than the Federal laws of the United States of America, the laws of the State of New York, and in connection with opinion 1 above as it relates to CSW and SWEPCO, the General Corporation Law of the State of Delaware, and, to the extent hereinabove stated, the laws of other jurisdictions pertaining to the transactions described above in reliance upon said opinions of counsel to CSW and the Operating Subsidiaries.

                  We hereby consent to the use of this opinion as an exhibit to the Certificate of Notification.

                                   Very truly yours,
                                   /s/ Milbank, Tweed, Hadley & McCloy